EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors

Encore Medical Corporation

We consent to the use of our report on the consolidated balance sheets of Encore Medical Corporation as of December 31, 2001 and 2002 and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the years then ended included herein and to the reference to our firm under the heading “Experts” in the prospectus.

As discussed in note 6 to the consolidated financial statements, the Company adopted the provisions of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” on January 1, 2002.

/s/    KPMG LLP

Austin, Texas

July 29, 2003